Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Envision Solar, LLC, a California limited liability company (the "Company"), and Robert Noble, an individual ("Employee"), effective June 15, 2007 ("Effective Date"). The Company desires to retain the services of Employee, and Employee desires to continue to be employed by the Company for the term of this Agreement.

NOW, THEREFORE, in the consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.            Employment. The Company hereby employs Employee on an at-will basis for the position of Chief Executive Officer and President. Employee hereby accepts such at-will employment, and agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement.

2.            Position and Duties.

            2.1 Duties. During the term of this Agreement, Employee shall perform all duties and functions customarily performed by the Chief Executive Officer and President of a business of the size and nature similar to that of the Company, and such other employment duties as the Company's Board of Managers (the "Board") shall assign to him from time to time.

            2.2 Competitive Activities. During the term of this Agreement Employee shall not, directly or indirectly, either as an executive, employer, consultant, agent, principal, partner, stockholder, member, manager, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or any affiliate. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. However; Employee shall not directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Company or any affiliate.

3.            Compensation.

            3.1 Salary.   As compensation for services to be rendered by Employee under this Agreement, the Company shall pay to Employee an annual salary of One Hundred and Twenty Thousand and 00/100 Dollars ($120,000.00) (the "Salary"), which shall be paid on a regular basis in accordance with the Company's regular payroll procedures. In addition, Employee shall receive an additional allowance of One Thousand and Two Hundred and 00/100 Dollars ($1,200.00) per month to cover automobile expenses, which do not include parking and gas expenses.

           3.2 Participation in Benefit Plans. Employee shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company's employees, including, but not limited to, any group life insurance, hospitalization, disability, medical, dental, Section 125 cafeteria, pension, profit sharing, savings and stock bonus plans. Employee's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan. The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

           3.3 Unit Options. Employee shall receive options to purchase Units of the Company as more fully set forth in a Unit Option Agreement between Employee and the Company dated, which is attached hereto as Exhibit A.

          3.4 Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, provided that:

3.4.1 Each such item is of a type which qualifies it as a proper item for deduction or capitalization by the Company for federal or state income tax purposes, or, with respect to business meals, the item qualifies as a partial deduction; and

3.4.2 Employee furnishes the Company with such records and other documentary evidence as are customarily sufficient to satisfy the requirement for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable federal and state statutes and/or regulations.

4.            Annual Vacation. Employee shall be entitled to 30 days vacation time each year without loss of compensation. In no event may Employee accrue more than 45 days of vacation. In the event Employee at any time has accrued 45 days of vacation, no further vacation shall accrue unless and until the accrued time is reduced to less than 45 days. Once this maximum is reached, all further accruals will cease. Vacation accruals will recommence after Employee has taken vacation and the accrued hours have been dropped below the 45-day maximum. Employee may be absent from his employment for vacation only at such times as approved by the Board.

5.            Compensation upon Termination. In the event Employee's employment with the Company is terminated for any reason, voluntarily or involuntarily, Employee shall be entitled to receive Employee's then current Salary accrued through the effective date of termination, plus accrued but unused vacation time. Employee shall not be entitled to further compensation upon termination.

6.            Proprietary Matter. Except as permitted or directed by the company, Employee shall not during the term of his employment or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary

Matter") which Employee has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or other confidential, secret or non-public aspects of the business of the Company. Employee acknowledges that the Proprietary Matter. constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Employee will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee.

7.         Inventions. Any and all inventions, innovations or improvements ("Inventions") made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during his employment by the Company which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by Employee to the Managers of the Company and shall be the Company's exclusive property, and Employee shall promptly deliver to an appropriate representative of the Company as designated by the Managers all papers, drawings, models, data and other material relating to any inventions made, developed or created by him. Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such Inventions or to vest in the Company title to such Inventions. The expense of securing any such patent or copyright shall be borne by the Company. Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Employee.

8.         Ventures. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Employee as provided in this Agreement.

9.         Copyright. Employee recognizes and understands that Employee's duties for the Company may include the preparation of materials, including software, written or graphic materials, and that any such materials conceived or written by Employee shall be "work made for hire" within the meaning of United States and other applicable copyright laws. Employee understands that since such works are "works made for hire," The Company will retain exclusive ownership of all rights in such materials, including copyrights.

10.       Solicitation of Customers. During his employment by the Company, Employee will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business any customer or client of the Company, or any person or entity whose account has been solicited by the Company.

11.       Solicitation of Employees. Employee agrees that during his employment by the Company and for the one-year period following the termination of such employment for any reason, Employee shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or any affiliate.

12.       Termination Upon Notice. This Agreement and the employment created thereby may be terminated by the Company or Employee at any time, with or without cause, in the absolute and sole discretion of either party, upon the provision of written notice of termination to the other party. It is understood that no employee or representative of the Company, other than a member of the Board, has any authority to enter into any agreement for any specified period of time, or to make any agreement contrary to the foregoing. Termination of this Agreement pursuant to this provision shall not prejudice any other remedy to which either party may be entitled either at law, in equity, or under this Agreement.

13.       Surrender of Records and Property. Upon termination of his employment for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. If Employee purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Employee shall immediately notify the Company, which shall then immediately reimburse Employee for the expense of such purchase.

14.       Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets, or (iii) to any Affiliate. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Employee to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

15.          Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 6, 7, 8, 9, 10, 11 and 13. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

16.          Arbitration.

16.1 Claims Covered. The parties shall settle by arbitration all statutory, contractual and/or common law claims or controversies ("Claims") that the Company may have against Employee, or that Employee may have against the Company or any of its officers, directors, executives or agents in their capacity as such or otherwise. Claims subject to arbitration include (i) claims for discrimination (including but not limited to, age, disability, marital status, medical condition, national origin, race, religion, sex, sexual harassment or sexual orientation); (ii) claims for breach of any contract (express or implied); (iii) claims for any federal, state or governmental law, statute, regulation or ordinance; and (iv) tort claims (including but not limited to, negligent or intentional injury, defamation and termination of employment in violation of public policy).

16.2 Claims Not Covered. The arbitration of Claims shall not apply to (i) claims by Employee for workers' compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; and (iii) claims by the Company for injunctive and/or other equitable relief

16.3 Procedures. Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the Natural Rules for Resolution of Employment Disputes of the American Arbitration Association. The parties shall have the right to take depositions and obtain discovery regarding the subject matter of the arbitration as provided in Title III of Part 4 (commencing with section 1985) of the California Code of Civil Procedure. The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein. The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action, e.g., FEHA, ADEA or EEO claims. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.

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16.4 Remedies. Employee understands that Employee is waiving the right to seek remedies in court, including the right to a jury trial. The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.

16.5 Required Notice and Statute of Limitations. Arbitration shall be initiated by serving or mailing a written notice to the other party within one year of the date the complaining party has knowledge of the event first giving rise to the claim. If the claim is not properly submitted in this time frame, all rights and claims that the complaining party has or may have had against the other party shall be waived and void, even if there is a federal or state statute of limitations which would have given the complaining party more time to pursue the claims. Any notice to be sent to the Company shall be delivered to the Chairman of the Board of the Company or, if none, to any member of the Board. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

      17.            Indemnification.

17.1 Indemnification of Employee. The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court-approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of the Company.

17.2 Indemnification of Company. Employee shall indemnify and hold the Company harmless for any acts or decisions made by Employee which constitute gross negligence or misconduct. Employee shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court-approved settlements, actually and necessarily incurred by the Company in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Company by reason of the gross negligence or misconduct of Employee.

      18.            Miscellaneous.

18.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

18.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

18.3 Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

18.4 Successors.

18.4.1 Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

18.4.2 Employee's Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

18.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

18.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

18.9 Notices. Any notice to Employee provided for in this Agreement shall be given by personal delivery or by mailing such notice by first-class mail addressed to Employee at the address specified on the execution page of the Agreement or at such other address as Employee may designate by written notice to the Company. All notices shall be deemed delivered upon personal delivery, or, if mailed in accordance with this provision, three days after deposit in United States mail.

[Signature page follows]

THE COMPANY:
ENVISION SOLAR, LLC
a California limited liability company
By: /s/ Bill Adelson
Name: Bill Adelson
Title: COO
EMPLOYEE:
/s/ Robert Noble
Robert Noble

Address for Notice

150 Hummingbird Hill
Encinitas, CA 92024